EXHIBIT (a)(5)(G)

For immediate release	Contact: Joseph Fitzgerald
January 27, 2004	(310) 449-3660

METRO-GOLDWYN-MAYER INC. ANNOUNCES FINAL RESULTS OF ITS DUTCH AUCTION TENDER OFFER

METRO-GOLDWYN-MAYER INC. (NYSE: MGM) announced today the final results of its “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on January 15, 2004.

Based on the final tabulation by Mellon Investor Services LLC, the depositary for the tender offer, 16,210,238 shares of common stock were properly tendered and not withdrawn at prices at or below $17.00 per share, resulting in a proration factor of approximately 61.49%, other than the “odd lot” shares properly tendered at or below the $17.00 purchase price which will be purchased prior to proration.

Mellon Investor Services LLC will promptly issue payment for the shares validly tendered and accepted for payment and will return all other shares tendered.

The financial advisor and dealer manager for the tender offer is Morgan Stanley & Co. Incorporated and the information agent is D.F. King & Co., Inc. The depositary is Mellon Investor Services LLC. For questions and information, please call the information agent toll free at 800-549-6697.

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.